UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2008

Radiant Systems, Inc.

(Exact name of registrant as specified in its charter)

Georgia	0-22065	11-2749765
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3925 Brookside Parkway, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 576-6000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 31, 2008, Radiant Systems, Inc. (“Radiant”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) entered into Amendment No. 2 (the “Amendment”) to that certain Credit Agreement dated as of January 2, 2008 (as amended to date, the “Credit Agreement”) among Radiant, the Lenders party thereto, and the Administrative Agent. Pursuant to the Amendment, Radiant and the Lenders modified the “accordion” feature of the Credit Agreement, which permits Radiant, subject to the satisfaction of certain terms and conditions set forth therein, to increase the amount available under the revolving credit facility provided under the Credit Agreement, subject to a maximum aggregate revolving credit availability set forth therein. The Amendment increased such maximum aggregate revolving credit availability, after giving effect to any exercise of the accordion feature by Radiant, from $80 million of total revolving credit commitments to $105 million.

The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text thereof which is filed as Exhibit 10.1 to this Report and is incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Amendment No. 2 dated as of July 31, 2008 to the Credit Agreement dated as of January 2, 2008 among Radiant Systems, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Systems, Inc.

Date:	August 5, 2008	/s/ Mark E. Haidet
Mark E. Haidet
Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 dated as of July 31, 2008 to the Credit Agreement dated as of January 2, 2008 among Radiant Systems, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.